Exhibit 5.3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTING FIRM

We have issued our report dated May 6, 2008 (except as to Notes 19 and 21, which are as of December 12, 2008), accompanying the consolidated financial statements and schedules of Rusoro Mining Ltd.  contained in the Registration Statement on Form F-10 (the “Registration Statement”).  We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts” in the Offer and Circular which forms a part of the Registration Statement.

Vancouver, Canada	/s/ Grant Thornton LLP
December 15, 2008	Independent Registered Chartered Accounting Firm